                                   EXHIBIT 12

                              THE GILLETTE COMPANY

                       RATIO OF EARNINGS TO FIXED CHARGES

Dollars in millions

                                                                        2001        2000          1999         1998        1997
                                                                    ------------ ----------  -----------  ----------- -----------
Earnings:
    Income from continuing operations before income taxes       $        1,342       1,288        1,912        1,656       2,065
    Interest expense                                                       145         223          136           94          78
    Interest portion of rental expense                                      31          25           20           17          16
    Amortization of capitalized interest                                     9           6            5            4           3


                                                                   ------------ -----------  -----------  -----------  ----------
    Earnings available for fixed charges                        $        1,527       1,542        2,073        1,771       2,162
                                                                   ============ ===========  ===========  ===========  ==========

Fixed Charges:
     Interest expense                                            $          145         223          136           94          78
     Interest capitalized                                                    11          23           13           18          10
     Interest portion of rental expense                                      31          25           20           17          16

                                                                   ------------- -----------  -----------  ----------- -----------
     Total fixed charges                                         $          187         271          169          129         104
                                                                   ============= ===========  ===========  =========== ===========


 RATIO OF EARNINGS TO FIXED CHARGES                                         8.2         5.7         12.3         13.7        20.8
                                                                   ============= ===========  ===========  =========== ===========
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